As filed with the U.S. Securities and Exchange Commission on June 11, 2025

Registration No. 333-287525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UPEXI, INC.
(Exact name of registrant as specified in its charter)

Nevada	5900	83-3378978
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3030 North Rocky Point Drive, Suite 420

Tampa, FL 33607

(701) 353-5425

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Allan Marshall, President and Chief Executive Officer

Upexi, Inc.

3030 North Rocky Point Drive, Suite 420

Tampa, FL 33607

(701) 353-5425

(Name, address, including zip code, and telephone number including area code, of agent for service)

With copies to:

Peter Campitiello

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Tel. No.: (732) 395-4400

Fax No.: (732) 395-4401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 11, 2025

Upexi, Inc.

43,859,649 Shares of Common Stock

This prospectus relates to the offering and resale by the Selling Stockholder identified herein of up to 43,859,649 shares of common stock, $0.001 par value (“Common Stock”) of Upexi, Inc. (the “Company”), which consists of (i) 35,970,383 shares of Common Stock (the “PIPE Shares”) issued to the investors (the “Investors”) of the PIPE (as defined herein), pursuant to that certain Securities Purchase Agreement (the “Purchase Agreements”), dated April 20, 2025, and (ii) 7,889,266 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of the Pre-Funded Warrants (as defined herein), by and between the Company the Investors (the “Selling Stockholders”).

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 32 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders. We will, however, receive up to approximately $7,890 in gross proceeds if the Pre-Funded Warrants are exercised in full.

Our Common Stock is currently quoted on the Nasdaq Capital Market under the symbol “UPXI.” On May 21, 2025, the closing price as reported on the Nasdaq was $12.77 per share.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2025.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;
●	increased levels of competition;
●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
●	our relationships with our key customers;
●	our ability to retain and attract senior management and other key employees;
●	our ability to quickly and effectively respond to new technological developments;
●

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes incorporated by reference herein. Our fiscal year end is June 30 and our fiscal years ended June 30, 2023 and 2024 are sometimes referred to herein as fiscal years 2023 and 2024, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, “Upexi,” and the “Company” refer to Upexi, Inc., a Nevada corporation, and unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

Our Company

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has recently diversified into the Cryptocurrency industry and cash management of assets through a Cryptocurrency Portfolio, primarily focused in Solana tokens and staking of those tokens.

The SOL Strategy

The Company has focused its Cryptocurrency strategy and treasury policy on primarily holding Solana (“SOL”) on the balance sheet. The approach involves applying a public-market treasury model to an asset that is considered earlier in its lifecycle, structurally reflexive, and less exposed compared to Bitcoin.

The Brands

LuckyTail, where at-home care meets innovation. We connect pet owners with the products they need to simplify and improve at-home wellness and grooming care for their beloved pets, empowering pet parents to provide their cherished furry companions with the pampering they deserve in the comfort of their own space.

LuckyTail products consist of its flagship nail grinder and healthy all-natural pet supplements

At PRAX, we fuel modern go-getters to achieve their best selves through innovative energy solutions. Powered by paraxanthine—an advanced alternative to caffeine, our mission is to support your hustle and power your ambitions. Energize better, perform smarter, fuel different. We launched this new brand in October of 2024 with several innovative products to follow.

At Cure Mushrooms, we have harnessed the extraordinary benefits of nature’s most powerful superfood: functional mushrooms. Our suite of premium mushroom extracts are meticulously crafted to elevate overall well-being, offering a wide spectrum of health benefits and a holistic approach to everyday wellness. From fortifying your immune system, to sharpening cognition, to combating the rigors of daily stress, our products are designed to deliver full-body wellness and convenience with every serving.

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At Moonwlkr, we craft cannabinoid experiences that take you beyond the ordinary. By combining award-winning natural flavors and one-of-a-kind blends, we invite you to feel the thrill of the unknown, the calm of weightless relaxation, or the anticipation of a new adventure.

At Gumi Labs we manufacture gummies and other products supporting our health and wellness products, including those products manufactured with hemp ingredients.  Our manufacturing facility has been moved to Florida and is at full capacity as of August of 2024.

Our History

The Company operates manufacturing and/or distribution centers in Nevada supporting health and wellness products, including those products manufactured with hemp ingredients and our overall distribution operations.

July 2020 - the Company purchased Infusionz LLC.  Infusionz was a similar business in the manufacturing and distribution of products and owned certain product brands that we believe could be expanded through the merger.

June 2021 - Upexi Inc. became a listed company on the NASDAQ stock exchange.

August 2021 - The Company purchased the assets of VitaMedica Corporation, a California corporation (VitaMedica).  VitaMedica is a leading online seller of supplements for surgery, recovery, skin, beauty, health and wellness.

October 2021 - The Company purchased Interactive Offers, LLC, a Delaware limited liability company. Interactive provides programmatic advertising with its SAAS platform which allows for programmatic advertisement placement automatically on any partners’ sites from a simple dashboard.

April 2022 – The Company purchased 55% of Cygnet Online, LLC, a Delaware limited liability company (“Cygnet”).  Cygnet operates a warehouse and distribution center for the management of day-to-day operations for product liquidation through Amazon and other on-line resellers.

August 2022 – The Company purchased the assets to the brand LuckyTail.  The acquisition of LuckyTail provided the Company with a foothold in the pet care industry and a strong presence on Amazon and its eCommerce store, offering nutritional and grooming products domestically and internationally.

October 2022 - The Company purchased E-Core Technology, Inc. d/b/a New England Technology, Inc. (“E-Core”), a Florida corporation.  E-Core distributes non-owned branded products to national retail distributors and has branded products in the toy industry that E-Core sells direct to consumers through online sales channels and to national retail distributors.

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October 2022 – The Company sold all rights to Infusionz brands and the manufacturing of certain private label business. Infusionz was originally purchased by the Company in July of 2020.

July 2023 – The Company notified the Buyer of the Infusionz brands and the manufacturing business of the defaults and notified the Buyer that all obligations and undertakings to the Buyer are terminated.    The Company started manufacturing again for brands owned by the Company to ensure there was no interruption to the supply chain of the products.

August 2023 – The Company purchased the remaining ownership of Cygnet.

August 2023 – The Company sold one hundred percent (100%) of the issued and outstanding equity of its wholly owned subsidiary Interactive Offers, LLC.

May 2024 – The Company sold its equity interest in the wholly owned subsidiary VitaMedica, a Nevada corporation.

June 2024 – The Company sold its equity interest in the wholly owned subsidiary E-Core Technology, Inc. d/b/a New England Technology, Inc. a Florida corporation.

January 2025 – The Company announced the strategy of establishing a digital currency holding company to invest and capitalize on the opportunities of cryptocurrency.

April 2025 - The Company consummated a$100 million private placement offering and used the net proceeds from the offering to fundits treasury strategy.

Regulations

Treasury Strategy

The laws and regulations applicable to Solana and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Solana strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended, or CEA. Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

In addition, because transactions in Solana provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Solana and Solana platforms, and there is the possibility that law enforcement agencies could close Solana platforms or other Solana-related infrastructure with little or no notice and prevent users from accessing or retrieving Solana held via such platforms or infrastructure.

As noted above, activities involving Solana and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope.

Consumer Products Business

In the United States, hemp products that are manufactured by Upexi are regulated by the U.S. Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture (“USDA”), and various state agencies within the individual states. As an initial matter, the hemp products manufactured and distributed by Upexi must meet the requirements of the Agricultural Improvement Act of 2018 (the “Farm Bill”). Under the Farm Bill, all hemp products must contain no more than 0.3% of 9-delta-tetraydrocannabidiols (“9-delta”) on a dry weight basis. To ensure compliance with this provision, Upexi requires all hemp products it manufactures and distributes to contain no more than 0.3% of all tetraydrocannabidiols not simply 9-delta. The Farm Bill also requires that Upexi only use hemp [manufacturers/producers] that are duly licensed under state law or pursuant to the regulations issued by the USDA. Consequently, the Company processes, develops, manufactures, and sells its products pursuant to the Farm Bill. CBD products manufactured and distributed by Upexi Inc. must also meet the requirements of the federal Food, Drug, and Cosmetic Act (“FDCA”) and the federal Food and Drug Administration’s (the “FDA”) regulations implementing the FDCA. While neither the FDCA nor FDA has specific provisions that relate to the marketing of hemp products, the products are subject to the general adulteration and labeling provisions of the FDCA and FDA’s regulations depending on whether the product is marketed as a cosmetic, dietary supplement or food. The permissibility of hemp products containing cannabinoids remains in a state of flux. The FDA has issued guidance titled “FDA Regulation of Cannabis and Cannabis-Derived Products, Including Cannabidiol (CBD)” pursuant to which the FDA has taken the position that cannabidiol (“CBD”) is prohibited from use as an ingredient in a food or beverage or as a dietary ingredient in or as a dietary supplement based on several provisions of the FDCA. In the definition of “dietary supplement” found in the FDCA at Section 201(ff), an article authorized for investigation as a new drug, antibiotic, or biological for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, is excluded from the definition of dietary supplement. A similar provision in the FDCA at 301(ll) makes it a prohibited act to introduce or deliver into commerce any food with a substance that was investigated as a new drug prior to being included in a food. There are no similar exclusions for the use of CBD in non-drug topical products, as long as such products otherwise comply with applicable laws. The FDA created a task force to address the further regulation of CBD and other cannabis-derived products and is currently evaluating the applicable science and pathways for regulating CBD and other cannabis-derived ingredients. Additionally, various states have enacted state-specific laws pertaining to the handling, manufacturing, labeling, and sale of CBD and other hemp products. Compliance with state-specific laws and regulations could impact our operations in those specific states. It is important to note that FDA has not taken any specific positions regarding the regulatory status of other cannabinoids, for example CBDA, CBDG, and CBDN. Finally, the Federal Trade Commission is the agency that is vested with ensuring that all marketing claims for hemp products are truthful and non-misleading.

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Our Treasury Strategy

The Company has adopted a treasury policy under which the principal holding in its treasury reserve on the balance sheet will be allocated to digital assets, and specifically long term strategy of holding Solana (“SOL”) by applying a proven public-market treasury model to an asset that we believe is earlier in its lifecycle, structurally reflexive, and vastly underexposed as compared to Bitcoins.

Our Products

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. We reach consumers through our direct-to-consumer network, wholesale partnerships, and major third-party platforms like Amazon.

The market, customers and distribution methods for eCommerce products are large and diverse. While Amazon remains the largest eCommerce channel, others are carving out a big chunk of the market, including Walmart, eBay, and Etsy. More opportunities are popping up for sellers as well. Being able to navigate multiple marketplaces is a key to our success and helps reach different demographics and consumers with specific buying behaviors.

Our target customers are first and foremost end consumers via internet sales; however, we see growth opportunities in direct-to-consumer retail stores, cooperatives, affiliate sales and master distributors. As we continue to develop our business, these markets may change, be re-prioritized or eliminated as management responds to consumer and regulatory developments.

Our Competitive Strengths

We attribute our success to our consumer products by controlling each phase of the process from manufacturing to order fulfillment.

As the manufacturer of our primary products, we are able to control our costs and improve profitability at each step of the process, starting with the development of new products. Our products take priority in manufacturing give us a higher inventory turnover rate and accelerates the timeline for new product launches. In addition, we are able to adjust to market demands and change production schedules to ensure we maintain optimized inventory levels.

Our primary sales channel is our ecommerce site and our marketing team is led by an expert in the online direct to consumer sales as she has been with the brand since its inception. We have the ability to direct product manufacturing and increase sales with special promotions and product variations with little or no delay in bringing the product to market.

Our direct to consumer focus reduces the overall supply costs as we do not have retail outlets or maintain distribution networks for small retail operations.

Our executive team comes from a background in logistics, with CEO, Allan Marshall, the founder of XPO Logistics (formerly known as Segmentz, Inc.). With increased shipping costs affecting online retailers, our strength is understanding this and finding ways to lower our costs and overhead, thus increasing profit margins on all of our products.

Our Growth Strategy

Our growth will focus on the expansion of our brands portfolio through organic growth and optimization of our supply chain.

Direct-to-Consumer expansion. Our direct-to-consumer business is expected to be our growth driver for the next several years with additional brands and products.

Talent acquisition. A large part of our acquisition process is to not only evaluate the brand/product offerings, but to understand the team that has been responsible for its success. In a tough market for hiring, this has proven to be a strategic method for bringing on talent. We not only get a great brand, but look to retain the personnel, often the heartbeat of said brand, give them resources, and even utilize them for other brands that we have launched internally or acquired. We strongly believe that continued success relies on a growing team of experts across various industries.

Competition

There is heavy competition in our products and we are able to carve out certain niche markets within the industry and there are few competitors that control their manufacturing to distribution as we do.  Our goal is to compete through our product delivery and introduction of new products that we manufacture and deliver directly to the consumer giving us an advantage on our competitors.  We will focus on profitability, and grow efficiently, without the requirement of additional capital.

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Government Regulation

Treasury Strategy

The laws and regulations applicable to Solana and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Solana strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended, or CEA. Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

In addition, because transactions in Solana provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Solana and Solana platforms, and there is the possibility that law enforcement agencies could close Solana platforms or other Solana-related infrastructure with little or no notice and prevent users from accessing or retrieving Solana held via such platforms or infrastructure.

As noted above, activities involving Solana and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope.

Consumer Products Business

We are subject to laws and regulations affecting our operations in a number of areas. These laws and regulations affect the Company’s activities in areas, including, but not limited to, the hemp business in the United States, the consumer products and nutritional supplement markets in the United States, consumer protection, labor, intellectual property ownership and infringement, import and export requirements, federal and state healthcare, environmental and safety. The successful execution of our business objectives will be contingent upon our compliance with all applicable laws and regulations and obtaining all necessary regulatory approvals, permits and registrations, which may be onerous and expensive. Any such costs, which may rise in the future as a result of changes in such applicable laws and regulations and the expansion of the Company’s business, could make our products less attractive to our customers, delay the introduction of new products, and require the Company to implement policies and procedures designed to ensure compliance with applicable laws and regulations.

We operate our business in markets that are both highly regulated and rapidly evolving. We are subject to numerous federal and state laws and regulations affecting the manufacturing, packaging, labeling and sale of food, beverages, dietary supplements, and personal care products/cosmetics, as well as the use of hemp and hemp-derived ingredients like CBD in such products. The FDA regulates hemp and hemp-derived ingredients in FDA-regulated products pursuant to the provisions of the FDCA and regulations promulgated pursuant to it, in particular those related to adulteration and labeling of cosmetic, food, and dietary supplements. The FDA has issued guidance on the subject and issued letters to companies regarding claims made for products and the use of such ingredients in various products. The FDA also initiated a task force to evaluate pathways for further regulation of hemp and hemp-derived ingredients. At various times, bills pertaining to the regulation of hemp and hemp-derived ingredients have been introduced in both the U.S. Senate and the U.S. House of Representatives, and additional proposed legislation is expected to be introduced in the future to clarify the regulatory status of cannabinoids from hemp generally and CBD generally. Future legislation approved by Congress and signed by the President, or rulemaking promulgated by the FDA, could either positively or adversely impact the future sale of products by the Company.

We are currently not subject to any foreign regulations as we do not currently distribute or export any products, including hemp or CBD related products outside the U.S. Additionally, we are not aware of any foreign regulations that we had to comply with in regard to the sale of our flavoring products to one end user customer in the U.S. who distributed such products to Europe where it had operations. The responsibility for compliance with any European regulations would be on such customer.

Additionally, numerous states have passed forms of hemp legislation governing the cultivation of hemp, as well as the further processing and sale of hemp and products with hemp or hemp-derived ingredients. Those states that have not yet enacted laws or issued regulations pertaining to hemp and hemp-derived ingredients may do so in the near future. Unless Congress specifically enacts laws preempting the state regulations of hemp products, we will continue to be subject not only to federal law but various state laws. Presently, Upexi only distributes hemp-products in states that it is legal to do so. Changes in the state laws and regulations could again either positively or adversely affect our ability to sell products in those states.

Employees

The Company has 64 full-time employees working out of its headquarters in Tampa, Florida, its Odessa, Florida, manufacturing facility, its distribution warehouse in Tampa Florida or individuals’ home-based offices

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THE OFFERING This prospectus relates to the offer and sale from time to time of up to 43,859,649 shares of Common Stock by the Selling Stockholders.

Common Stock offered by the Selling Stockholders:	43,859,649 shares of Common Stock.

Common Stock outstanding prior to this offering (1)	37,915,331 shares of Common Stock (inclusive of the PIPE Shares)

Common stock to be outstanding after the offering (1)	45,804,597 shares of Common Stock, assuming the Investors exercise all the Pre-Funded Warrants.

Use of proceeds

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

We will receive up to approximately $7,890 in gross proceeds if the Pre-Funded Warrants are exercised in full.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the Nasdaq Capital Market under the trading symbol “UPXI”.

(1)

The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 37,915,331 shares outstanding as of May 21, 2025, assumes no exercise of the Placement Agent Warrants prior to this offering and excludes:

•	156,353 shares of our common stock issuable upon the exercise of stock options outstanding as of May 21, 2025, at a weighted average exercise price of $14.68 per share;

•	667,683 shares of our common stock issuable upon exercise of warrants outstanding as of May 21, 2025, at a weighted average exercise price of $5.49 per share;

•	133,889 shares of our common stock issuable upon the conversion of Series A Preferred Shares; and

•	260,167 shares of common stock that have been granted as a restricted stock grant under our 2019 Incentive plan and upon vesting will be issued.

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RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Upexi

Upexi does not anticipate paying any dividends on its common stock.

No dividends have been paid on Upexi’s common stock. Upexi does not intend to pay cash dividends on its common stock in the foreseeable future, and anticipate that profits, if any, received from operations will be reinvested into its business. Any decision to pay dividends will depend upon its financial condition, operating results, and current and anticipated cash needs.

You may experience additional dilution in the future.

To raise additional capital, Upexi may in the future offer additional shares of its securities at prices that may not be the same as the price per share in this offering. Upexi may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which Upexi sells additional shares of common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share or price per each pre-funded warrant paid by investors in this Offering. Furthermore, sales of a substantial number of shares of Upexi’s common stock in the public markets, or the perception that such sales could occur, could depress the market price of Upexi’s common stock.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and Upexi does not expect a market to develop. In addition, Upexi does not intend to apply to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Holders of Pre-Funded Warrants purchased in this offering will have no rights as holders of Common Stock until such holders exercise their Pre-Funded Warrants and acquire Common Stock, except as set forth in the Pre-Funded Warrants.

Until holders of Pre-Funded Warrants acquire shares of common stock upon exercise of the Pre-Funded Warrants, holders of Pre-Funded Warrants will have no rights with respect to the shares of common stock underlying such Pre-Funded Warrants, except as set forth in the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

The Common Stock, the Pre-Funded Warrants and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants will have restrictions on transferability and liquidity risk.

Transfer of the common stock, the Pre-Funded Warrants and the shares of common stock issuable upon the exercise of the Pre-Funded Warrants are subject to restrictions on transfer under relevant U.S. securities laws.  While Upexi has agreed to register the common stock and the common stock issuable upon the exercise of the Pre-Funded Warrants pursuant to the terms of the registration rights agreement that Upexi will be entering into with the investors in this offering, there can be no assurance that Upexi will be successful in these efforts. Unless the common stock and the shares of common stock issuable upon the exercise of the Pre-Funded Warrants are subsequently registered with the SEC and any required state securities authorities, or appropriate exemptions from registration are available, you may be unable to liquidate your investment in Upexi, even if your financial condition makes such liquidation necessary. Accordingly, prospective investors who require liquidity in their investments should not invest in this offering as investors may need to hold the securities for an indefinite period of time. An investment in the securities sold in this offering should only be made by those who can afford the loss of their entire investment.

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Shares eligible for future sale may adversely affect the market.

From time to time, certain of Upexi’s stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to recent amendments to Rule 144, a non-affiliate stockholder who has satisfied a six-month holding period may, under certain circumstances, sell its shares, without limitation. Any substantial sale of Upexi’s common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities purchased in this offering) may have a material adverse effect on the market price of the common stock.

Our limited operating history makes it difficult for potential investors to evaluate our business prospects and management.

The Company was incorporated on September 5, 2018, and only commenced operations thereafter. Accordingly, we have a limited operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties, and we cannot assure you that the Company will achieve or sustain profitability in the future.

The Company’s prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources, such as this Offering, our ability to develop and market new products, our ability to control costs, and general economic conditions. We cannot assure you that the Company will successfully address any of these risks. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

If we are unable to protect our intellectual property rights, our competitive position could be harmed.

Our commercial success will depend in part on our ability to obtain and maintain appropriate intellectual property protection in the United States and foreign countries with respect to our proprietary formulations and products. Our ability to successfully implement our business plan depends on our ability to build and maintain brand recognition using trademarks, service marks, trade dress and other intellectual property. We may rely on trade secrets, trademark, patent and copyright laws, and confidentiality and other agreements with employees and third parties, all of which offer only limited protection. The steps we have taken and the steps we will take to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights. If our efforts to protect our intellectual property are unsuccessful or inadequate, or if any third party misappropriates or infringes on our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on the Company’s business and prevent our brands from achieving or maintaining market acceptance. Protecting against unauthorized use of our trademarks and other intellectual property rights may be expensive, difficult and in some cases not possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights and proving any such infringement may be even more difficult.

We may not be able to effectively manage growth.

As we continue to grow our business and develop products, we expect to need additional research, development, managerial, operational, sales, marketing, financial, accounting, legal and other resources. The Company expects its growth to place a substantial strain on its managerial, operational and financial resources. The Company cannot assure that it will be able to effectively manage the expansion of its operations, or that its facilities, systems, procedures or controls will be adequate to support its operations. The Company’s inability to manage future growth effectively would have a material adverse effect on its business, financial condition and results of operations.

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Our management may not be able to control costs in an effective or timely manner.

The Company’s management has made reasonable efforts to assess, predict and control costs and expenses. However, the Company only has a brief operating history upon which to base those efforts. Implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Likewise, the cost of compensating employees and consultants or other operating costs may be higher than management’s estimates, which could lead to sustained losses.

We expect our quarterly financial results to fluctuate.

We expect our net sales and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

•	Demand for our products;
•	Our ability to obtain and retain existing customers or encourage repeat purchases;
•	Our ability to manage our product inventory;
•	General economic conditions, both domestically and in foreign markets;
•	Advertising and other marketing costs; and
•	Costs of creating and expanding product lines.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of our stockholders.

We are subject to the reporting requirements of U.S. federal securities laws, which can be expensive.

We are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited consolidated financial statements to stockholders will cause our expenses to be higher than they would have if we had remained privately held. In addition, it may be time-consuming, difficult and costly for us to develop and implement the corporate governance requirements, internal controls and reporting procedures required by the federal securities laws. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, and results of operations. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

Cybersecurity breaches of our IT systems could degrade our ability to conduct our business operations and deliver products and services to our customers, delay our ability to recognize revenue, compromise the integrity of our software products, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.

We increasingly depend upon our IT systems to conduct virtually all of our business operations, ranging from our internal operations and product development activities to our marketing and sales efforts and communications with our customers and business partners. Computer programmers may attempt to penetrate our network security, or that of our website, and misappropriate our proprietary information or cause interruptions of our service. Because the techniques used by such computer programmers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system. We have also outsourced a number of our business functions to third-party contractors, including our manufacturers and logistics providers, and our business operations also depend, in part, on the success of our contractors’ own cybersecurity measures. Similarly, we rely upon distributors, resellers and system integrators to sell our products and our sales operations depend, in part, on the reliability of their cybersecurity measures. Additionally, we depend upon our employees to appropriately handle confidential data and deploy our IT resources in a safe and secure fashion that does not expose our network systems to security breaches and the loss of data. Accordingly, if our cybersecurity systems and those of our contractors fail to protect against unauthorized access, sophisticated cyberattacks and the mishandling of data by our employees and contractors, our ability to conduct our business effectively could be damaged in a number of ways.

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We may incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company, as defined in Rule 12b-2 under the Exchange Act, we will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and to include an internal control report. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such an evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities.

Increases in costs, disruption of supply or shortage of raw materials could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including industrial hemp, pecmate, pectin and other raw materials used in the product manufacturing process. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. Substantial increases in the prices for our raw materials increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased prices for our products.

Our failure to meet the continuing listing requirements of the NASDAQ Capital Market could result in a de-listing of our securities.

If we fail to satisfy the continuing listing requirements of NASDAQ, such as the corporate governance, stockholders’ equity or minimum closing bid price requirements, NASDAQ may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a delisting, we would likely take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our Common Stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or SEC, and the NASDAQ. In addition, our management team will also have to adapt to the requirements of being a public company. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and operating results.

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As a public company, we also expect that it may be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We are eligible to be treated as an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company” within the meaning of the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies or smaller reporting companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this annual report and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited consolidated financial statements and two years of selected financial data in this annual report. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700.0 million as of any December 31 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, after which, in each case, we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited consolidated financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of Common Stock held by non-affiliates exceeds $250 million as of the prior the end of our second fiscal quarter ending December 31 of each year, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior to the end of our second fiscal quarter ending December 31 of each year. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our consolidated financial statements with other public companies difficult or impossible.

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of producing or distributing hemp-based products for personal use or consumption. Many of our competitors have greater resources that may enable them to compete more effectively than us in the CBD industry. Some of our competitors have a longer operating history and greater capital resources, facilities and product line diversity, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. The Company expects to face additional competition from existing competitors and new market entrants. If a significant number of new entrants enter the market in the near term, the Company may experience increased competition for market share and may experience downward pricing pressure on the Company’s products as new entrants increase production. Such competition may cause us to encounter difficulties in generating revenues and market share, and in positioning our products in the market. If we are unable to successfully compete with existing companies and new entrants to the market, our lack of competitive advantage will have a negative impact on our business and financial condition.

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Unfavorable publicity or consumer perception of our products or similar products developed and distributed by other companies could have a material adverse effect on our reputation, which could result in decreased sales and fluctuations in our business, financial condition and results of operations.

We depend on consumer perception regarding the safety and quality of our products, as well as similar products marketed and distributed by other companies. Consumer perception of hemp-based products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, which may associate consumption of our products or other similar products with adverse effects or question the benefits and/or effectiveness of our products or similar products. A new product may initially be received favorably, resulting in high sales of that product, but that level of sales may not be sustainable as consumer preferences change over time. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. Unfavorable research or publicity could have a material adverse effect on our ability to generate sales.

Our failure to appropriately and timely respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to changing consumer trends and preferences. Our failure to accurately predict or react to these trends could negatively impact on consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share. The success of our product offerings depends upon a number of factors, including our ability to:

•	Anticipate customer needs;
•	Innovate and develop new products;
•	Successfully introduce new products in a timely manner;
•	Price our products competitively with retail and online competitors;
•	Deliver our products in sufficient volumes and in a timely manner; and
•	Differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our financial condition and results of operations.

Future acquisitions or strategic investments and partnerships could be difficult to identify and integrate with our business, disrupt our business, and adversely affect our financial condition and results of operations.

We may seek to acquire or invest in businesses and product lines that we believe could complement or expand our product offerings, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not the acquisitions are completed. Future acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our financial position and results of operations. In addition, if an acquired business or product line fails to meet our expectations, our business, financial condition, and results of operations may be adversely affected.

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Failure to successfully integrate acquired businesses and their products and other assets into our Company, or if integrated, failure to further our business strategy, may result in our inability to realize any benefit from such acquisition.

We expect to grow by acquiring relevant businesses, including other cannabis-related businesses. The consummation and integration of any acquired business, product or other assets into our Company may be complex and time consuming and, if such businesses and assets are not successfully integrated, we may not achieve the anticipated benefits, cost-savings or growth opportunities. Furthermore, these acquisitions and other arrangements, even if successfully integrated, may fail to further our business strategy as anticipated, expose our Company to increased competition or other challenges with respect to our products or geographic markets, and expose us to additional liabilities associated with an acquired business, technology or other asset or arrangement.

The failure to attract and retain key employees could hurt our business.

Our success also depends upon our ability to attract and retain numerous highly qualified employees. The loss of one or more members of our management team or other key employees or consultants could materially harm our business, financial condition, results of operations and prospects. We face competition for personnel and consultants from other companies, universities, public and private research institutions, government entities and other organizations. Our failure to attract and retain skilled management and employees may prevent or delay us from pursuing certain opportunities. If we fail to successfully fill many management roles, fail to fully integrate new members of our management team, lose the services of key personnel, or fail to attract additional qualified personnel, it will be significantly more difficult for us to achieve our growth strategies and success.

We have limited supply sources, and price increases or supply shortages of key raw materials could materially and adversely affect our business, financial condition and results of operations.

Our products are composed of certain key raw materials. If the prices of such raw materials increase significantly, it could result in a significant increase in our product development costs. If raw material prices increase in the future, we may not be able to pass on such price increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our business, financial condition and results of operations.

The Company believes that its continued success will depend upon the availability of raw materials that permit the Company to meet its labeling claims and quality control standards. The supply of our industrial hemp is subject to the same risks normally associated with agricultural production, such as climactic conditions, insect infestations and availability of manual labor or equipment for harvesting. Any significant delay in or disruption of the supply of raw materials could substantially increase the cost of such materials, could require product reformulations, the qualification of new suppliers and repackaging and could result in a substantial reduction or termination by the Company of its sales of certain products, any of which could have a material adverse effect upon the Company. Accordingly, there can be no assurance that the disruption of the Company’s supply sources will not have a material adverse effect on the Company.

Loss of key contracts with our suppliers, renegotiation of such agreements on less favorable terms or other actions these third parties may take could harm our business.

Most of our agreements with suppliers of our industrial hemp, including our key supplier contract, are short term. The loss of these agreements, or the renegotiation of these agreements on less favorable economic or other terms, could limit our ability to procure raw material to manufacture our products. This could negatively affect our ability to meet consumer demand for our products. Upon expiration or termination of these agreements, our competitors may be able to secure industrial hemp from our existing suppliers which will put the company at a competitive disadvantage in the market.

There is limited availability of clinical studies.

Although hemp plants have a long history of human consumption, there is little long-term experience with human consumption of certain of these innovative product ingredients or combinations thereof in concentrated form. Although the Company performs research and/or tests the formulation and production of its products, there is limited clinical data regarding the safety and benefits of ingesting industrial hemp-based products. Any instance of illness or negative side effects of ingesting industrial hemp-based products would have a material adverse effect on our business and operations.

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We face substantial risk of product liability claims and potential adverse product publicity.

Like any other retailer, distributor or manufacturer of products that are designed to be ingested, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused loss or injury. In the event we do not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on the Company. The Company is not currently a named defendant in any product liability lawsuit; however, other manufacturers and distributors of hemp-based products currently are or have been named as defendants in such lawsuits. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding the Company’s insurance coverage could have a material adverse effect on the Company.

We may be unable to attract and retain independent distributors for our products.

As a direct selling company, our revenue depends in part upon the number and productivity of our independent distributors. Like most direct selling companies, we experience high levels of turnover among our independent distributors from year to year, who may terminate their service at any time. Generally, we need to increase the productivity of our independent distributors and/or retain existing independent distributors and attract additional independent distributors to maintain and/or increase product sales. Many factors affect our ability to attract and retain independent distributors, including the following:

•	publicity regarding our Company, our products, our distribution channels and our competitors;
•	public perceptions regarding the value and efficacy of our products;
•	ongoing motivation of our independent distributors;
•	government regulations;
•	general economic conditions;
•	our compensation arrangements, training and support for our independent distributors; and
•	competition in the market.

Our results of operations and financial condition could be materially and adversely affected if our independent distributors are unable to maintain their current levels of productivity, or if we are unable to retain existing distributors and attract new distributors in sufficient numbers to maintain present sales levels and sustain future growth.

We could incur obligations resulting from the activities of our independent distributors.

We sell our products through a network of independent distributors. Independent distributors are independent contractors who operate their own business separately and apart from the Company. We may not be able to control certain aspects of our distributors’ activities that may impact our business. If local laws and regulations, or the interpretation thereof, change and require us to treat our independent distributors as employees, or if our independent distributors are deemed by local regulatory authorities in one or more of the jurisdictions in which we operate to be our employees rather than independent contractors under existing laws and interpretations, we may be held responsible for a variety of obligations that are imposed upon employers relating to their employees, including employment-related taxes and penalties, which could have a material adverse effect on our financial condition and results of operations. In addition, there is the possibility that some jurisdictions may seek to hold us responsible for false product or earnings-related claims due to the actions of our independent distributors. Liability for any of these issues could have a material adverse effect on our business, financial condition and results of operations.

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If our independent distributors’ failure to comply with applicable advertising laws and regulations could adversely affect our financial conditions and results of operations.

The advertisement of our products is subject to extensive regulations in the markets in which we do business. Our independent distributors may fail to comply with such regulations governing the advertising of our products. We cannot ensure that all marketing materials used by our independent distributors comply with applicable regulations, including bans on false or misleading product and earnings-related claims. If our independent distributors fail to comply with applicable regulations, we could be subjected to claims of false advertising, misrepresentation, significant financial penalties, and/or costly mandatory product recalls and relabeling requirements with respect to our products, any of which could have a material adverse effect on our business, reputation, financial condition and results of operations.

Risks Relating to Investing in Solana

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of a government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, including Solana.

Absent federal regulations, there is a possibility that Solana may be classified as a “security.” Any classification of Solana as a “security” would subject us to additional regulation and could materially impact the operation of our business.

We believe that Solana is not a security but neither the SEC nor any other U.S. federal or state regulator publicly stated whether they agree with our assessment. Despite the Trump Administration’s Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective, “protecting and promoting the ability of individual citizens and private sector entities alike to access and … to maintain self-custody of digital assets,” Solana has not yet been classified with respect to U.S. federal securities laws. Therefore, while (for the reasons discussed below) we have concluded that Solana is not a “security” within the meaning of the U.S. federal securities laws, and registration of the Company under The Investment Company Act of 1940, as amended (the “1940 Act”) is therefore not required under the applicable securities laws, we acknowledge that a regulatory body or federal court may determine otherwise. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that Solana is a “security” which would require us to register as an investment company under the 1940 Act.

We have also adapted our process for analyzing the U.S. federal securities law status of Solana and other cryptocurrencies over time, as guidance and case law have evolved. As part of our U.S. federal securities law analytical process, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that Solana is not a “security” is premised, among other reasons, on our conclusion Solana does not meet the elements of the Howey test. Among the reasons for our conclusion that Solana is not a security is that holders of Solana do not have a reasonable expectation of profits from our efforts in respect of their holding of Solana. Also, Solana ownership does not convey the right to receive any interest, rewards, or other returns

We acknowledge, however, that the SEC, a federal court or another relevant entity could take a different view. The regulatory treatment of Solana is such that it has drawn significant attention from legislative and regulatory bodies, in particular the SEC which has previously stated it deemed Solana a security.. Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that Solana, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if Solana was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition, and prospects.

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If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the 1940 Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the 1940 Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act.

Since our formation, we have been a brand owner specializing in the development, manufacturing and distribution of consumer products.  Recently, we have begun focusing on pursuing opportunities to expand our portfolio into coins, digital assets and M&A in the fintech space. With respect to Section 3(a)(1)(A), following the Offering, approximately 97% percent of the proceeds of the Offering will be used to acquire Solana, which will be an amount in excess of 40% of our total assets. Since we believe Solana is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the 1940 Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the 1940 Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

Solana and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the 1940 Act, which would increase the percentage of securities held by us for 1940 Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem, regarding the potential application of the 1940 Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the 1940 Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

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If we were deemed to be an investment company, Rule 3a-2 under the 1940 Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the 1940 Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act—including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons—likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As Solana and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Solana. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Solana or the ability of individuals or institutions such as us to own or transfer Solana.

If Solana is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Solana and in turn adversely affect the market price of our common stock. Moreover, the risks of us engaging in a Solana treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Our management relies upon the advice of an asset manager through an asset management agreement to assist in building a narrowly focused investment strategy and the execution of the Company’s strategy and may not yield the desired return

Our management and GSR Strategies, LLC, the asset manager, will have broad discretion in the application of the net proceeds from any offering by the Company and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure to apply these funds effectively could result in financial losses that could cause the price of our common stock to decline.

We may use the net proceeds from any offering by the Company to purchase additional Solana, the price of which has been, and will likely continue to be, highly volatile.

 We may use the net proceeds from any offering by the Company to purchase additional Solana. Solana is a highly volatile asset. Solana does not pay interest, but if management determines to stake the Solana tokens in treasury, rewards can be earned on Solana. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of Solana following our purchases of Solana with the net proceeds from any offering by the Company. Future fluctuations in Solana’s trading prices may result in our converting Solana purchased with the net proceeds from any offering into cash with a value substantially below the net proceeds from such an offering.

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Our Solana holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by: significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets; relative anonymity; a developing regulatory landscape; potential susceptibility to market abuse and manipulation; compliance and internal control failures at exchanges; and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Solana at favorable prices or at all. Further, Solana which we hold with our custodians does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, pursuant to the asset management agreement we entered into with the asset manager, we are currently and may generally be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered Solana or otherwise generate funds using our Solana holdings, including in particular during times of market instability or when the price of Solana has declined significantly. If we are unable to sell our Solana, enter into additional capital raising transactions using Solana as collateral, or otherwise generate funds using our Solana holdings, or if we are forced to sell our Solana at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our Treasury Reserve Policy or our Solana strategy, our use of leverage, the manner in which our Solana is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our Solana holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding Solana. See “Use of Proceeds.”

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our Solana, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Solana and our financial condition and results of operations could be materially adversely affected.

Substantially all of the Solana we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our Solana. Solana and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Solana ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•	a partial or total loss of our Solana in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Solana;
•	harm to our reputation and brand;
•	improper disclosure of data and violations of applicable data privacy and other laws; or
•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

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Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to Solana, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Solana industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

Risks Related to the CBD Industry

Laws and regulations affecting the CBD industry are evolving under the Farm Bill, and changes to applicable regulations may materially affect our future operations in the CBD market.

The CBD used by the Company is derived from hemp as defined in the Agriculture Improvement Act of 2018 (United States) (the “Farm Bill”) and codified at 7 USC 1639o means “the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis.” The Cannabis sativa plant and its derivatives may also be deemed marijuana, depending on certain factors. “Marijuana” is a Schedule I controlled substance and is defined in the Federal Controlled Substances Act at 21 USC Section 802(16) as “all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds or resin.” Exemptions to that definition provided in 21 USC Section 802(16) include “the mature stalks of such plant, fiber produced from such stalks, oil or cake made from the seeds of such plant, any other compound, manufacture, salt, derivative, mixture, or preparation of such mature stalks (except the resin extracted therefrom), fiber, oil, or cake, or the sterilized seed of such plant which is incapable of germination” or hemp as defined in 7 USC 1639o.

Substances meeting the definition of “hemp” in the Farm Bill and 7 USC 1639o may be used in clinical studies and research through an Investigational New Drug (“IND”) application with the Food and Drug Administration (the “FDA”). Substances scheduled as controlled substances, like marijuana, require more rigorous regulation, including interaction with several agencies including the FDA, the DEA, and the NIDA within the National Institutes of Health (“NIH”).

Accordingly, if the CBD used by the Company is deemed marijuana and, therefore, a Schedule I controlled substance, the Company could be subject to significant additional regulation, as well as enforcement actions and penalties pertaining to the Federal Controlled Substances Act, and any resulting liability could require the Company to modify or cease its operations.

Furthermore, in conjunction with the Farm Bill, the FDA released a statement about the status of CBD use in food and dietary supplements, noting that the Farm Bill explicitly preserved the FDA’s authority to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and Section 351 of the Public Health Service Act. Any difficulties we experience in complying with existing and/or new government regulation could increase our operating costs and adversely impact our results of operations in future periods. The FDA has issued guidance titled “FDA Regulation of Cannabis and Cannabis-Derived Products, Including Cannabidiol (CBD)” pursuant to which the FDA has taken the position that CBD is prohibited from use as an ingredient in a food or beverage or as a dietary ingredient in or as a dietary supplement based on several provisions of the FDCA. In the definition of “dietary supplement” found in the FDCA at 201(ff), an article authorized for investigation as a new drug, antibiotic, or biological for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, is excluded from the definition of dietary supplement. A similar provision in the FDCA 301(ll) makes it a prohibited act to introduce or deliver into commerce any food with a substance that was investigated as a new drug prior to being included in a food. There are no similar exclusions for the use of CBD in non-drug topical products, as long as such products otherwise comply with applicable laws. The FDA created a task force to address the further regulation of CBD and other cannabis-derived products and is currently evaluating the applicable science and pathways for regulating CBD and other cannabis-derived ingredients.

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As a result of the Farm Bill’s recent passage, we expect that there will be a constant evolution of laws and regulations affecting the CBD industry which could affect the Company’s plan of operations. Local, state and federal hemp laws and regulations may be broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal compliance and may ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

Changes to state laws pertaining to industrial hemp could slow the use of industrial hemp, which could impact our revenues in future periods. Approximately 40 states have authorized industrial hemp programs pursuant to the Farm Bill. Additionally, various states have enacted state-specific laws pertaining to the handling, manufacturing, labeling, and sale of CBD and other hemp products. Compliance with state-specific laws and regulations could impact our operations in those specific states. Continued development of the industrial hemp industry will be dependent upon new legislative authorization of industrial hemp at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp industry is currently encouraging, growth is not assured, and while there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where we have business interests.

Unfavorable interpretations of laws governing hemp processing activities could subject us to enforcement or other legal proceedings and limit our business and prospects.

There are no express protections in the United States under applicable federal or state law for possessing or processing hemp biomass derived from lawful hemp not exceeding 0.3% THC on a dry weight basis and intended for use in finished product, but that may temporarily exceed 0.3% THC during the interim processing stages. While it is a common occurrence for hemp biomass to have variance in THC content during interim processing stages after cultivation but prior to use in finished products, there is risk that state or federal regulators or law enforcement could take the position that such hemp biomass is a Schedule I controlled substance in violation of the CSA and similar state laws. In the event that the Company’s operations are deemed to violate any laws, the Company could be subject to enforcement actions and penalties, and any resulting liability could cause the Company to modify or cease its operations.

Costs associated with compliance with various laws and regulations could negatively impact our financial results.

The manufacture, labeling and distribution of CBD products is regulated by various federal, state and local agencies. These governmental authorities may commence regulatory or legal proceedings, which could restrict our ability to market CBD-based products in the future. The FDA regulates our products to ensure that the products are not adulterated or misbranded. We may also be subject to regulation by other federal, state and local agencies with respect to our CBD-based products. Our advertising activities are subject to regulation by the FTC under the Federal Trade Commission Act. In recent years, the FTC and state attorneys general have initiated numerous investigations of dietary and nutritional supplement companies and products. Any actions or investigations initiated against the Company by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations. Any actions or investigations initiated against the Company by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

The shifting regulatory environment necessitates building and maintaining robust systems to achieve and maintain compliance in multiple jurisdictions and increases the possibility that we may violate one or more of the legal requirements applicable to our business and products. If our operations are found to be in violation of any applicable laws or regulations, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, injunctions, or product withdrawals, recalls or seizures, any of which could adversely affect our ability to operate our business, our financial condition and results of operations.

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Uncertainty caused by potential changes to legal regulations could impact the use and acceptance of CBD products.

There is substantial uncertainty and differing interpretations and opinions among federal, state and local regulatory agencies, legislators, academics and businesses as to the scope of operation of Farm Bill-compliant hemp programs relative to the emerging regulation of cannabinoids and the Controlled Substances Act. These different opinions include, but are not limited to, the regulation of cannabinoids by the DEA and/or the FDA, and the extent to which manufacturers of products containing Farm Bill-compliant cultivators and processors may engage in interstate commerce. The existing uncertainties in the CBD regulatory landscape in the United States cannot be resolved without further federal, and perhaps state-level, legislation and regulation or a definitive judicial interpretation of existing laws and regulations. If these uncertainties are not resolved in the near future or are resolved in the manner inconsistent with our business plan, such uncertainties may have an adverse effect upon our plan of operations and the introduction of our CBD-based products in different markets.

If we fail to obtain necessary permits, licenses and approvals under applicable laws and regulations, our business and plan of operations may be adversely impacted.

We may be required to obtain and maintain certain permits, licenses and regulatory approvals in the jurisdictions where we sell or plan to sell our products. There can be no assurance that we will be able to obtain or maintain any necessary licenses, permits or approvals. Any material delay in obtaining, or inability to obtain, such licenses, permits and approvals is likely to delay and/or inhibit our ability to carry out our plan of operations and could have a material adverse effect on our business, financial condition and results of operations.

Potential future international expansion of our business could expose us to additional regulatory risks and compliance costs.

Although we have no plans to expand internationally for at least two or more years, if the Company intends to expand internationally or engage in the international sale of its products, it will become subject to the laws and regulations of the foreign jurisdictions in which it operates, or in which it imports or exports products or materials, including, but not limited to, customs regulations in the importing and exporting countries. The varying laws and rapidly changing regulations may impact the Company’s operations and ability to ensure compliance. In addition, the Company may avail itself of proposed legislative changes in certain jurisdictions to expand its product portfolio, which expansion may include unknown business and regulatory compliance risks. Failure by the Company to comply with the evolving regulatory framework in any jurisdiction could have a material adverse effect on the Company’s business, financial condition and results of operations.

The market for health and wellness products is highly competitive. If we are unable to compete effectively in the market, our business and operating results could be materially and adversely affected.

The market for CBD products is a competitive and rapidly evolving market. There are numerous competitors in the industry, some of whom are more well-established with longer operating histories and greater financial resources than the Company. We expect competition to continue to intensify following the recent passage of the Farm Bill. We believe the Company will be able to compete effectively because of the quality of our products and customer service. However, there can be no assurance that the Company will effectively compete with existing or future competitors. Increased competition may also drive the prices of our products down, which may have a material adverse effect on our results of operations in future periods.

Given the rapid changes affecting the global, national and regional economies generally, the Company may experience difficulties in establishing and maintaining a competitive advantage in the marketplace. The Company’s success will depend on our ability to keep pace with any changes in such markets, especially legal and regulatory changes. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions and competitive pressures. Any failure to anticipate or respond adequately to such changes could have a material adverse effect on the Company’s business, financial condition and results of operations.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders. However, we will receive up to approximately $7,890 in gross proceeds if the Pre-Funded Warrants are exercised in full.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer Common Stock at the prevailing market prices or privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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BUSINESS

Our Company

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. We reach consumers through our direct-to-consumer network, wholesale partnerships, and major third-party platforms like Amazon.

The Brands

LuckyTail, where at-home care meets innovation. We connect pet owners with the products they need to simplify and improve at-home wellness and grooming care for their beloved pets, empowering pet parents to provide their cherished furry companions with the pampering they deserve in the comfort of their own space.

LuckyTail products consist of its flagship nail grinder and healthy all-natural pet supplements

At PRAX, we fuel modern go-getters to achieve their best selves through innovative energy solutions. Powered by paraxanthine—an advanced alternative to caffeine, our mission is to support your hustle and power your ambitions. Energize better, perform smarter, fuel different.  We are launching this new brand in October of 2024 with several innovative products to follow.

At Cure Mushrooms, we have harnessed the extraordinary benefits of nature’s most powerful superfood: functional mushrooms. Our suite of premium mushroom extracts are meticulously crafted to elevate overall well-being, offering a wide spectrum of health benefits and a holistic approach to everyday wellness. From fortifying your immune system, to sharpening cognition, to combating the rigors of daily stress, our products are designed to deliver full-body wellness and convenience with every serving.

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At Moonwlkr, we craft cannabinoid experiences that take you beyond the ordinary. By combining award-winning natural flavors and one-of-a-kind blends, we invite you to feel the thrill of the unknown, the calm of weightless relaxation, or the anticipation of a new adventure.

At Gumi Labs we manufacture gummies and other products supporting our health and wellness products, including those products manufactured with hemp ingredients.  Our manufacturing facility has been moved to Florida and is at full capacity as of August of 2024.

Our History

The Company operates manufacturing and/or distribution centers in Nevada supporting health and wellness products, including those products manufactured with hemp ingredients and our overall distribution operations.

July 2020 - the Company purchased Infusionz LLC.  Infusionz was a similar business in the manufacturing and distribution of products and owned certain product brands that we believe could be expanded through the merger.

June 2021 - Upexi Inc. became a listed company on the NASDAQ stock exchange.

August 2021 - The Company purchased the assets of VitaMedica Corporation, a California corporation (VitaMedica).  VitaMedica is a leading online seller of supplements for surgery, recovery, skin, beauty, health and wellness.

October 2021 - The Company purchased Interactive Offers, LLC, a Delaware limited liability company. Interactive provides programmatic advertising with its SAAS platform which allows for programmatic advertisement placement automatically on any partners’ sites from a simple dashboard.

April 2022 – The Company purchased 55% of Cygnet Online, LLC, a Delaware limited liability company (“Cygnet”).  Cygnet operates a warehouse and distribution center for the management of day-to-day operations for product liquidation through Amazon and other on-line resellers.

August 2022 – The Company purchased the assets to the brand LuckyTail.  The acquisition of LuckyTail provided the Company with a foothold in the pet care industry and a strong presence on Amazon and its eCommerce store, offering nutritional and grooming products domestically and internationally.

October 2022 - The Company purchased E-Core Technology, Inc. d/b/a New England Technology, Inc. (“E-Core”), a Florida corporation.  E-Core distributes non-owned branded products to national retail distributors and has branded products in the toy industry that E-Core sells direct to consumers through online sales channels and to national retail distributors.

October 2022 – The Company sold all rights to Infusionz brands and the manufacturing of certain private label business.   Infusionz was originally purchased by the Company in July of 2020.

July 2023 – The Company notified the Buyer of the Infusionz brands and the manufacturing business of the defaults and notified the Buyer that all obligations and undertakings to the Buyer are terminated.    The Company started manufacturing again for brands owned by the Company to ensure there was no interruption to the supply chain of the products.

August 2023 – The Company purchased the remaining ownership of Cygnet.

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August 2023 – The Company sold one hundred percent (100%) of the issued and outstanding equity of its wholly owned subsidiary Interactive Offers, LLC.

May 2024 – The Company sold its equity interest in the wholly owned subsidiary VitaMedica, a Nevada corporation.

June 2024 – The Company sold its equity interest in the wholly owned subsidiary E-Core Technology, Inc. d/b/a New England Technology, Inc. a Florida corporation.

January 2025 – The Company announced the strategy of establishing a digital currency holding company to invest and capitalize on the opportunities of cryptocurrency.

April 2025 -  The Company consummated a $100 million private placement offering and used the net proceeds from the offering to fund its treasury strategy.

Regulations

In the United States, hemp products that are manufactured by Upexi are regulated by the U.S. Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture (“USDA”), and various state agencies within the individual states. As an initial matter, the hemp products manufactured and distributed by Upexi must meet the requirements of the Agricultural Improvement Act of 2018 (the “Farm Bill”). Under the Farm Bill, all hemp products must contain no more than 0.3% of 9-delta-tetraydrocannabidiols (“9-delta”) on a dry weight basis. To ensure compliance with this provision, Upexi requires all hemp products it manufactures and distributes to contain no more than 0.3% of all tetraydrocannabidiols not simply 9-delta. The Farm Bill also requires that Upexi only use hemp [manufacturers/producers] that are duly licensed under state law or pursuant to the regulations issued by the USDA. Consequently, the Company processes, develops, manufactures, and sells its products pursuant to the Farm Bill. CBD products manufactured and distributed by Upexi Inc. must also meet the requirements of the federal Food, Drug, and Cosmetic Act (“FDCA”) and the federal Food and Drug Administration’s (the “FDA”) regulations implementing the FDCA. While neither the FDCA nor FDA has specific provisions that relate to the marketing of hemp products, the products are subject to the general adulteration and labeling provisions of the FDCA and FDA’s regulations depending on whether the product is marketed as a cosmetic, dietary supplement or food. The permissibility of hemp products containing cannabinoids remains in a state of flux. The FDA has issued guidance titled “FDA Regulation of Cannabis and Cannabis-Derived Products, Including Cannabidiol (CBD)” pursuant to which the FDA has taken the position that cannabidiol (“CBD”) is prohibited from use as an ingredient in a food or beverage or as a dietary ingredient in or as a dietary supplement based on several provisions of the FDCA. In the definition of “dietary supplement” found in the FDCA at Section 201(ff), an article authorized for investigation as a new drug, antibiotic, or biological for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, is excluded from the definition of dietary supplement. A similar provision in the FDCA at 301(ll) makes it a prohibited act to introduce or deliver into commerce any food with a substance that was investigated as a new drug prior to being included in a food. There are no similar exclusions for the use of CBD in non-drug topical products, as long as such products otherwise comply with applicable laws. The FDA created a task force to address the further regulation of CBD and other cannabis-derived products and is currently evaluating the applicable science and pathways for regulating CBD and other cannabis-derived ingredients. Additionally, various states have enacted state-specific laws pertaining to the handling, manufacturing, labeling, and sale of CBD and other hemp products. Compliance with state-specific laws and regulations could impact our operations in those specific states. It is important to note that FDA has not taken any specific positions regarding the regulatory status of other cannabinoids, for example CBDA, CBDG, and CBDN. Finally, the Federal Trade Commission is the agency that is vested with ensuring that all marketing claims for hemp products are truthful and non-misleading.

Our Products

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. We reach consumers through our direct-to-consumer network, wholesale partnerships, and major third-party platforms like Amazon.

The market, customers and distribution methods for eCommerce products are large and diverse. While Amazon remains the largest eCommerce channel, others are carving out a big chunk of the market, including Walmart, eBay, and Etsy. More opportunities are popping up for sellers as well. Being able to navigate multiple marketplaces is a key to our success and helps reach different demographics and consumers with specific buying behaviors.

Our target customers are first and foremost end consumers via internet sales; however, we see growth opportunities in direct-to-consumer retail stores, cooperatives, affiliate sales and master distributors. As we continue to develop our business, these markets may change, be re-prioritized or eliminated as management responds to consumer and regulatory developments.

27

Our Competitive Strengths

We attribute our success to our consumer products by controlling each phase of the process from manufacturing to order fulfillment.

As the manufacturer of our primary products, we are able to control our costs and improve profitability at each step of the process, starting with the development of new products. Our products take priority in manufacturing give us a higher inventory turnover rate and accelerates the timeline for new product launches. In addition, we are able to adjust to market demands and change production schedules to ensure we maintain optimized inventory levels.

Our primary sales channel is our ecommerce site and our marketing team is led by an expert in the online direct to consumer sales as she has been with the brand since its inception. We have the ability to direct product manufacturing and increase sales with special promotions and product variations with little or no delay in bringing the product to market.

Our direct to consumer focus reduces the overall supply costs as we do not have retail outlets or maintain distribution networks for small retail operations.

Our executive team comes from a background in logistics, with CEO, Allan Marshall, the founder of XPO Logistics (formerly known as Segmentz, Inc.). With increased shipping costs affecting online retailers, our strength is understanding this and finding ways to lower our costs and overhead, thus increasing profit margins on all of our products.

Our Growth Strategy

Our growth will focus on the expansion of our brands portfolio through organic growth and optimization of our supply chain.

Direct-to-Consumer expansion. Our direct-to-consumer business is expected to be our growth driver for the next several years with additional brands and products.

Talent acquisition. A large part of our acquisition process is to not only evaluate the brand/product offerings, but to understand the team that has been responsible for its success. In a tough market for hiring, this has proven to be a strategic method for bringing on talent. We not only get a great brand, but look to retain the personnel, often the heartbeat of said brand, give them resources, and even utilize them for other brands that we have launched internally or acquired. We strongly believe that continued success relies on a growing team of experts across various industries.

Competition

There is heavy competition in our products and we are able to carve out certain niche markets within the industry and there are few competitors that control their manufacturing to distribution as we do.  Our goal is to compete through our product delivery and introduction of new products that we manufacture and deliver directly to the consumer giving us an advantage on our competitors.  We will focus on profitability, and grow efficiently, without the requirement of additional capital.

Government Regulation

Treasury Strategy

The laws and regulations applicable to Solana and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of Solana, the markets for cryptocurrency in general, and our activities in particular, our business and our Solana acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our Solana strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended, or CEA. Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

In addition, because transactions in Solana provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Solana and Solana platforms, and there is the possibility that law enforcement agencies could close Solana platforms or other Solana-related infrastructure with little or no notice and prevent users from accessing or retrieving Solana held via such platforms or infrastructure.

As noted above, activities involving Solana and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope.

Consumer Products Business

We are subject to laws and regulations affecting our operations in a number of areas. These laws and regulations affect the Company’s activities in areas, including, but not limited to, the hemp business in the United States, the consumer products and nutritional supplement markets in the United States, consumer protection, labor, intellectual property ownership and infringement, import and export requirements, federal and state healthcare, environmental and safety. The successful execution of our business objectives will be contingent upon our compliance with all applicable laws and regulations and obtaining all necessary regulatory approvals, permits and registrations, which may be onerous and expensive. Any such costs, which may rise in the future as a result of changes in such applicable laws and regulations and the expansion of the Company’s business, could make our products less attractive to our customers, delay the introduction of new products, and require the Company to implement policies and procedures designed to ensure compliance with applicable laws and regulations.

28

We operate our business in markets that are both highly regulated and rapidly evolving. We are subject to numerous federal and state laws and regulations affecting the manufacturing, packaging, labeling and sale of food, beverages, dietary supplements, and personal care products/cosmetics, as well as the use of hemp and hemp-derived ingredients like CBD in such products. The FDA regulates hemp and hemp-derived ingredients in FDA-regulated products pursuant to the provisions of the FDCA and regulations promulgated pursuant to it, in particular those related to adulteration and labeling of cosmetic, food, and dietary supplements. The FDA has issued guidance on the subject and issued letters to companies regarding claims made for products and the use of such ingredients in various products. The FDA also initiated a task force to evaluate pathways for further regulation of hemp and hemp-derived ingredients. At various times, bills pertaining to the regulation of hemp and hemp-derived ingredients have been introduced in both the U.S. Senate and the U.S. House of Representatives, and additional proposed legislation is expected to be introduced in the future to clarify the regulatory status of cannabinoids from hemp generally and CBD generally. Future legislation approved by Congress and signed by the President, or rulemaking promulgated by the FDA, could either positively or adversely impact the future sale of products by the Company.

We are currently not subject to any foreign regulations as we do not currently distribute or export any products, including hemp or CBD related products outside the U.S. Additionally, we are not aware of any foreign regulations that we had to comply with in regard to the sale of our flavoring products to one end user customer in the U.S. who distributed such products to Europe where it had operations. The responsibility for compliance with any European regulations would be on such customer.

Additionally, numerous states have passed forms of hemp legislation governing the cultivation of hemp, as well as the further processing and sale of hemp and products with hemp or hemp-derived ingredients. Those states that have not yet enacted laws or issued regulations pertaining to hemp and hemp-derived ingredients may do so in the near future. Unless Congress specifically enacts laws preempting the state regulations of hemp products, we will continue to be subject not only to federal law but various state laws. Presently, Upexi only distributes hemp-products in states that it is legal to do so. Changes in the state laws and regulations could again either positively or adversely affect our ability to sell products in those states.

Employees

The Company has 62 full-time employees working out of its headquarters in Tampa, Florida, its Odessa, Florida, manufacturing facility, its distribution warehouse in Tampa Florida or individuals’ home-based offices

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling shareholders are those previously issued to the selling shareholders. For additional information regarding the issuances of those shares of Common Stock, see “Private Placement” in the Purchase Agreement. We are registering the shares of Common Stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and warrants, the selling shareholders have not had any material relationship with us within the past three years.

The following table sets forth, based on information provided to us by or on behalf of the selling stockholders or known to us, the name of the selling stockholders and the number of shares of our common stock beneficially owned by the selling stockholders before and after this offering.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and pre-funded warrants, as of May 22, 2025, assuming exercise of the pre-funded warrants held by the selling stockholder on that date, without regard to any limitations on exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of the number of shares of common stock issued to the selling stockholders in the “Private Placement” described in the Purchase Agreement. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

29

Name of Selling Stockholders	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering
CNC Inversiones Limited(1)	4,385,965	4,385,965	0
Attestor Value Master Fund LP(2)	4,385,963	4,385,963	0
WSC UPEXI Growth Limited Partnership(3)	3,070,176	3,070,176	0
GSR Growth Investments LP(4)	4,385,963	4,385,963	0
EBT Group Holdings LLC(5)	2,192,983	2,192,983	0
DV (BVI) II, Ltd.(6)	2,192,983	2,192,983	0
Galaxy Digital Trading Cayman LLC(7)	2,192,983	2,192,983	0
Borderless Multi-Strategy Fund V LP(8)	1,754,386	1,754,386	0
Hivemind Validation Master Fund, LP(9)	1,315,790	1,315,790	0
Pantera Blockchain Fund LP(10)	1,446,552	1,446,552	0
WSC Digital Assets II Growth Limited Partnership(11)	1,096,492	1,096,492	0
Arca Digital Assets Master Fund, L.P.(12)	877,193	877,193	0
Elune Capital Limited(13)	747,926	747,926	0
Pantera Liquid Token Fund LP(14)	746,429	746,429	0
Allan Marshall(15)	966,957	657,895	309,062
Arul Murugan	657,895	657,895	0
Eleven Eleven Investments, LLC(16)	657,895	657,895	0
Funfair Holdings (10M) Limited(17)	657,895	657,895	0
Great Point Capital, LLC(18)	548,246	548,246	0
Anagram Ltd.(19)	438,597	438,597	0
Brian Rudick	438,597	438,597	0
Delta Blockchain Fund LP(20)	438,597	438,597	0
Borderless EdgeFI Fund II LP(21)	438,597	438,597	0
Joseph C. Krug	438,597	438,597	0
Maelstrom Fund BVI LTD(22)	438,597	438,597	0
Gundyco ITF NewGen Alternative Income Fund A/C 515-90011-21(23)	438,597	438,597	0
Pionex Growth I Limited(24)	438,597	438,597	0
Jeffrey Allan Resnick	438,597	438,597	0
O.L. Products, Inc.(25)	438,597	438,597	0
Transcend Partners, LLC(26)	438,597	438,597	0
TQ Master Fund LP(27)	372,808	372,808	0
Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22(28)	330,496	330,496	0
A.G.P. Alliance Global Partners(29)	278,360	278,360	0
Jeff Bishop	219,300	219,300	0
Alto Opportunity Master Fund, SPC - Segregated Master(30)	219,299	219,299	0
Connective Capital Emerging Energy QP LP(31)	171,835	171,835	0
Connective Capital I QP LP(32)	47,464	47,464	0
Morgan Creek Digital Fund IV, LP(33)	219,299	219,299	0
Carl Jakob Kule Palmstierna	175,439	175,439	0
Perga Capital Partners, LP (34)	175,439	175,439	0
Gene and Catherine Salkind (35)	249,227	131,579	117,648
Marilyn Goske Rudick	131,579	131,579	0
Asset Development Strategies Corp.(36)	109,650	109,650	0
11-11 DG Partners S. De R. L (37)	109,650	109,650	0
Adam Marshall	109,650	109,650	0
Fong Chuan Jin	109,650	109,650	0
Connor Marshall	109,650	109,650	0
David C. Bukzin	109,650	109,650	0
Marital Trust GST Subject U/W/O Leopold Salkind(38)	115,900	109,650	6,250
Gilberto Mokbel Llata	109,650	109,650	0
Jess Mogul	109,650	109,650	0
Olivia Marshall	109,650	109,650	0
Thi Quynh Ho	109,650	109,650	0
Spencer Hallarn	109,649	109,649	0
TIFF MultiAsset NewGen A/C I8DP(39)	108,100	108,100	0
Alexander John Taaffee	87,720	87,720	0
Austin M Federa	87,720	87,720	0
Jordan Prince	87,720	87,720	0
JNG Holdings LLC(40)	87,720	87,720	0
Richard Melnick	87,720	87,720	0
RLH Capital LLC(41)	87,720	87,720	0
RLH SPAC Fund LP(42)	87,720	87,720	0
Xavier A. Segura	87,720	87,720	0
Zheng Xin Song	87,720	87,720	0
Elias Taeid	54,825	54,825	0
Andrew J. Norstrud	59,138	43,860	15,278
Bartosz Lipinski	43,860	43,860	0
Joshua Riezman	43,860	43,860	0
Lawrence Wu	43,860	43,860	0
Robert Forster	43,860	43,860	0
Frank Chaparro	32,895	32,895	0
Parin Patel	26,316	26,316	0
James Alexander Contos	21,930	21,930	0
Sanjay Jhangiani	21,930	21,930	0
Total:	44,307,887	43,859,649	448,238

30

(1)

Juan Manuel Toro Fernandez, of CNC Inversiones Limited (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Fernandez, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o Zedra, Booths Hall Booths Park 3, Chelford Road, Knutsford, Cheshire, England, WA16 8GS.

(2)

Attestor Limited, the investment manager of Attestor Master Fund LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Jan-Christoph Peters is the indirect controlling shareholder of Attestor Limited and may be deemed to be the beneficial owner of such shares. Mr. Christoph-Peters, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 7 Seymour Street, W1H 7JW London.

(3)

WSC GP Digital Assets II LTD., the general partner of WSC UPEXI Growth Limited Partnership (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Sep Alavi is the Director of WSC GP Digital Assets II LTD. and may be deemed to be the beneficial owner of such shares. Mr. Alavi, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 12350-3 Place Ville-Marie, Montreal Quebec H3B 0E7 Canada.

(4)

GSR Strategies LLC, the investment manager of GSR Growth Investments LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Xin Song is the Chief Executive Officer of GSR Strategies LLC and may be deemed to be the beneficial owner of such shares. Mr. Song, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder  is at c/o 251 Little Falls Drive, Wilmington, DE 19808.

(5)

Eric Taylor, the Manager of EBT Group Holdings LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Mr. Taylor may be deemed to be the beneficial owner of such shares. Mr. Taylor, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholders is at c/o 1575 North Park Drive, Weston, FL 33326.

(6)

Yan Liberman, the Director of DV (BVI) II, Ltd. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Liberman, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o PO Box 71, Road Town, Tortola, British Virgin Islands, VG1110.

(7)

Michael Novogratz, the Chief Executive Officer of Galaxy Digital Trading Cayman LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Urban, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 300 Vesey Street, 13th Floor, New York, NY 10282.

(8)

David Garcia, the Managing Partner of Borderless Multi-Strategy Fund V LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Garcia, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 4290 South Highway 27, Suite 201, Clermont, FL 34711.

(9)

Hivemind Capital Partners, LLC, the Investment Manager of Hivemind Validation Fund, LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Jake Greenstein is a Partner of Hivemind Capital Partners, LLC and may be deemed to be the beneficial owner of such shares. Mr. Greenstein, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o Hivemind Capital Partners, LLC, 315 Park Avenue South, 4th Floor, New York, NY 10010.

(10)

Daniel Morehead, the Managing Partner of Pantera Blockchain Fund LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Morehead, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 600 Montgomery Street, 45th Floor, San Francisco, CA 34111.

(11)

WSC GP Digital Assets II LTD, the General Partner of WSC Digital Assets II Growth Limited Partnership (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Sep Alavi is the Director of the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Alavi, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 12350-3 Place Ville-Marie, Montreal Quebec H3B 0E7 Canada.

(12)

Arca, the investment manager of Arca Digital Assets Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Rayne Steinberg is the Chief Executive Officer of Arca and may be deemed to be the beneficial owner of such shares. Mr. Steinberg, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 4151 Redwood Avenue, Suite 206, Los Angeles, CA 90066.

(13)

David Toh, the Director of Elune Capital Limited (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Toh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 18 Marina Boulevard, #37-01, Marina Bay Residences, 018980 Singapore.

31

(14)

Matthew Gorham, the Managing Partner of Pantera Liquid Token Fund LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Gorham, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 600 Montgomery Street, 45th Floor, San Francisco, CA 34111.

(15)	Includes (i) 151,423 shares of Common Stock, (ii) 138,889 shares issuable upon the conversion of preferred stock and (iii) 18,750 shares issuable upon the exercise of warrants.
(16)

Kavitha Palani, the Managing Director of Eleven Eleven Investments, LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Ms. Palani, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 3348 Peachtree Rd. NE, 2972 Suite 700, Atlanta, GA 30326.

(17)

Alexandra Gardner, the Director of Funfair Holdings (1OM) Limited (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Ms. Gardner, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o Second Floor, 14 Athol Street, Douglas, Isle of Man, 1M1 1JA.

(18)

Daniel DiMiero, the investment manager of Great Point Capital, LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. DiMiero, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 12301 Research Boulevard, Building 4-270, Austin, TX 78759.

(19)

Lily Yiu, the Director of Anagram Ltd. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Ms. Yiu, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 10 Market Street, Unit #2462, Camana Bay, Cayman Islands, VY 19006.

(20)

Kavita Gupta, the Managing Partner of Delta Blockchain Fund LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Ms. Gupta, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 41 River Terrace, Unit 3601 New York, New York 10282.

(21)

David Garcia, the Managing Partner of Borderless EdgeF1 Fund V LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Garcia, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 4290 South Highway 27, Suite 201, Clermont, FL 34711.

(22)

Maelstrom, the investment manager of Maelstrom Fund BVI LTD (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Akshay Vaidya is the Manging Partner of Maelstrom and may be deemed to be the beneficial owner of such shares. Mr. Vaidya, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 4290 South Highway 27, Suite 201, Clermont, FL 34711.

(23)

Chris Rowan is the Portfolio Manager of Gundyco ITF NewGen Alternative Income Fund A/C 515-90011-21 (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Rowan, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 25 King Street W, Suite 2900, Toronto, ON M5l 1G3.

(24)

Peng Luo, the Director of Pionex Growth Limited (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Luo, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 4th Floor, Water’s Edge Building, Meridian Plaza, Road Town, Tortola VG1110, British Virgin Island.

32

(25)

Santo Carollo, the C.E.O. and President of O.L Products, Inc. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Carollo, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 3874 Tampa Road, Oldsmar, FL 34677.

(26)

Malcolm Fairbairn, the Chief Executive Officer of Transcend Partners LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Mr. Fairbairn, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 3972 Happy Valley Road, Lafayette, CA 94559.

(27)

The Quarry LP, the investment manager of TQ Master Fund LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Tanvir Kirpalani is the Principal of The Quarry LP and may be deemed to be the beneficial owner of such shares. Mr. Kirpalani, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is 331 Park Avenue South, 3rd Floor, New York, NY, 10010.

(28)

Chris Rowan is the Portfolio Manager of Gundyco ITF NewGen Equity Long/Short Fund A/C 515-00449-22 (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Rowan, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 25 King Street W, Suite 2900, Toronto, ON M5l 1G3.

(29)

Thomas J. Higgins, the Managing Director of A.G.P./Alliance Global Partners (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Higgins, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 590 Madison Avenue, New York, NY 10022.

(30)

Waqas Khatri, the Director of Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. and may be deemed to be the beneficial owner of such shares. Mr. Khatri, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 55 Post Road W, 2nd Floor, Westport, CT 06880.

(31)

Roberto Romero, the Chief Executive Officer of Connective Capital Emerging Energy QP LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Romero, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 720 University Avenue, Suite 100, Palo Alto, CA 94301.

(32)

Roberto Romero, the Chief Executive Officer of Connective Capital I QP LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Romero, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 720 University Avenue, Suite 100, Palo Alto, CA 94301.

(33)

Mark Yusko, the investment manager of Morgan Creek Digital Fund IV, LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Yusko, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 301 W. Barbee Chapel Road, Chapel Hill, NC 27517.

(34)

Duncan Huyler, the CFO/COO of Perga Capital Partners, LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Huyler, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 1000 Biscayne Boulevard, Miami, FL 33132.

(35)

Gene Salkind, of Gene and Catherine Salkind, (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Salkind, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder.

(36)

Jeffrey Marshall, the President of Asset Development Strategies Corp. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Mr. Marshall may be deemed to be the beneficial owner of such shares. Mr. Marshall, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 2348 Spring Lake Highway, Brooksville, FL 34602.

(37)

David Garcia, the Secretary of 11-11 DG Partners S. De R.L. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder, however, Mr. Garcia disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Stockholder is c/o 4290 South Highway 27, Suite 201, Clermont, FL 34711 .

(38)

Gene Salkind, the Trustee of Marital Trust GST Subject U/W/O Leopold Salkind (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Salkind, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder.

(39)

Chris Rowan is the Portfolio Manager of TIFF MultiAsset NewGen A/C I8DP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Rowan, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 25 King Street W, Suite 2900, Toronto, ON M5l 1G3.

(40)

Joshua N. Gibson, the Managing Director of JNG Holdings LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder and may be deemed to be the beneficial owner of such shares. Mr. Gibson, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is at c/o 101 Bedford Avenue, Apt B415, Brooklyn, NY 11211.

(41)

Louis Camhi, the Chief Investment Officer of RLH Capital LLC (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Mr. Camhi, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is 119 Hicks Lane, Great Neck, NY 11024.

(42)

RLH Capital LLC, the Manager of RLH SPAC Fund LP (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Louis Camhi is the Chief Investment Officer of RLH Capital LLC and may be deemed to be the beneficial owner of such shares. Mr. Camhi, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of the Selling Securityholder is 119 Hicks Lane, Great Neck, NY 11024.

33

PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholder”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

34

LEGAL MATTERS

Lucosky Brookman LLP serves as our legal counsel in connection with this offering.

EXPERTS

The consolidated financial statements of Upexi, Inc. (the Company) as of June 30, 2024 and 2023 and for each of the two years in the period ended June 30, 2024 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of GBQ Partners LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in or omitted from this Prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this Prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this Prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the year ended June 30, 2024 filed with the SEC on December 12, 2024 and amended on April 22, 2025;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 16, 2025, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, filed with the SEC on February 14, 2025, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on December 19, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on July 9, 2024;

•

our Current Reports on Form 8-K filed with the SEC on April 21, 2025, April 24, 2025, April 25, 2025, March 5, 2025, March 4, 2025, February 7, 2025, January 27, 2025, January 24, 2025, December 23, 2024.

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this Prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this Prospectus and will become a part of this Prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this Prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

The information about us contained in this Prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Upexi, Inc., 3030 North Rocky Point Drive, Suite 420, Florida, FL 33607, (701) 353-5425.

35

43,859,649 Shares of Common Stock

Upexi, Inc.

PROSPECTUS

May 22, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fee	$64,732
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$10,000
Transfer Agent and Registrar Fees	$5,000
Miscellaneous Fees and Expenses	$5,000
Total*	$94,732

* Estimated expenses.

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) is not liable pursuant to NRS 78.138, or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, NRS 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) is not liable pursuant to NRS 78.138; or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.752 allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

II-1

Other financial arrangements made by the corporation pursuant to NRS 78.752 may include the following:

(a) the creation of a trust fund;

(b) the establishment of a program of self-insurance;

(c) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d) the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to NRS 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by the shareholders;

(b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On April 24, 2025, the Company issued: (i) 35,970,383 shares of Common Stock, at an offering price of $2.28 per share, and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 7,889,266 shares of Common Stock (the “Pre-Funded Warrant Shares”) at an offering price of $2.279 per Pre-Funded Warrant. Each of the Pre-Funded Warrants is exercisable for one share of Common Stock at the exercise price of $0.001 per Pre-Funded Warrant Share, are immediately exercisable, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

On April 24, 2025, the Company issued 241,228 shares of common stock as repayment of $550,000 of the Company’s debt.  The shares were valued at $550,000 or $2.28 per share.

II-2

On April 17, 2025, the Company issued restricted stock grants of 222,000 shares of common stock under the Company’s 2019 Equity Incentive Plan as amended (the “2019 Incentive Plan”).  The shares were valued at $506,160 and vest over 1 to 12 months based on the employees continued employment.

In February of 2025, the Company issued 125,000 shares of common stock to two different investors for the repayment of $250,000 of outstanding debt.  The average share price for the repayment of debt was approximately $2.00 per common share issued.

In February of 2025, the Company issued 4,000 shares of common stock shares of common stock as an incentive-restricted stock grant to certain employees.  The shares were valued at $12,800 or approximately $3.20 per common share.

In January of 2025, the Company issued 260,000 shares of common stock to two different investors for the repayment of $550,000 of outstanding debt.  The weight average share price for the repayment of debt was approximately $2.12 per common share issued.

In January of 2025, the Company issued 220,000 shares of common stock shares of common stock as an incentive-restricted stock grant to certain employees and consultants. The shares were valued at $754,200 or approximately $3.43 per common share.   130,000 of these shares did not vest and were forfeited.

In September of 2023, the Company was to issue 4,505 shares of common stock for the acquisition of the remaining 45% of Cygnet Online, LLC.  The shares were valued at $162,727 or $35.80 per common share. These shares were held and not issued due to an ongoing dispute.

In January of 2024, the Company issued 25,081 shares of common stock as repayment of $500,000 of the Company’s long-term debt.  The shares were valued at $500,000 or $19.94 per share.

In March of 2024, the Company issued 5,000 shares of common stock as an incentive-restricted stock grant to certain employees. The shares were valued at $85,000 or $17.00 per share.

On April 15, 2024, the Company issued  restricted stock grants of 12,500 shares as an incentive-restricted stock grant to certain employees. The shares were valued at $122,750.

During the year ended June 30, 2021, the Company issued 526,404 shares of common stock for the acquisition of Infusionz. The shares were valued at $1,235,124 and the Company issued 306,935 of the Company’s stock on September 1, 2021 for the remaining acquisition liability of $1,764,876. In addition, the Company issued 83,334 shares of common stock valued at $127,500 for acquisition costs.

During the nine months ended March 31, 2022, the Company issued 306,945 shares of common stock for the acquisition of Infusionz. The shares were valued at $1,764,876 or $5.75 per share, as this was the remaining acquisition liability for the Infusionz purchase.

During the nine months ended March 31, 2022, the Company issued 100,000 shares of common stock for the acquisition of VitaMedica and 7,000 shares of common stock as a finder’s fee for the completion of the transaction. The shares were valued at $515,740 or $4.82 per share, as this was the closing price of the stock on August 4, 2021.

During the nine months ended March 31, 2022, the Company issued 35,000 shares of common stock for a consulting agreement. The shares were valued at $175,000 or $5.00 per share, based on the price of the services to be rendered.

During the nine months ended March 31, 2022, the Company issued 666,667 shares of common stock for the acquisition of Interactive, the shares were valued at $4,000,000.

Subsequent to the nine months ended March 31, 2022, the Company issued 555,489 shares of common stock for the acquisition of Cygnet Online, LLC valued at $2,550,000.

Subsequent to the nine months ended March 31, 2022, the Company issued 119,792 shares of common stock for the cashless exercise of a warrant, valued at $651,668.

On October 31, 2022, the Company issued 1,247,403 shares of common stock for the acquisition of E-core Technologies Inc. a Florida corporation, valued at $6,000,000.

II-3

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
3.1(a)	Amended and Restated Articles of Incorporation	S-1	3.1	04/15/2021
3.1(b)	Certificate of Amendment to Articles of Incorporation	8-K	3.1	08/17/2022
3.1(c)	Certificate of Change, dated September 11, 2024	8-K	3.1	09/27/2024
3.1(d)	Certificate of Correction, dated September 18, 2024	8-K	3.2	09/27/2024
3.2	Amended Bylaws	S-1	3.2	04/15/2021
4.1	Common Stock Specimen	S-1	4.6	04/15/2021
4.2	Form of Pre-Funded Warrant	8-K	4.1	04/24/25
4.3	Warrant Issued to GSR Strategies LLC dated April 23, 2025	8-K	4.2	04/24/25
5.1	Legal Opinion of Lucosky Brookman LLP				X
10.1	Upexi, Inc. 2019 Incentive Stock Plan (Amended and Restated as of February 8, 2021)	S-1	10.1	04/15/2021
10.2	Form of Nonqualified Stock Option Agreement	S-1	10.2	04/15/2021
10.3	Stock Purchase Agreement, dated June 1, 2024	8-K	10.1	06/17/2024
10.4	Agreement to Unwind Securities Purchase Agreement, dated July 31, 2024	8-K	10.1	08/05/2024
10.5*	Employment Agreement, dated February 1, 2021, between Registrant and Andrew J. Norstrud	S-1	10.5	04/15/2021
10.6*	Employment Agreement, dated March 15, 2021, between Registrant and Allan Marshall	S-1	10.6	04/15/2021
10.7*	Executive Employment Agreement dated May 3, 2021 between the Company and Robert Hackett	S-1	10.7	04/15/2021
10.8	Equity Interest Purchase Agreement, dated August 31, 2023, between Registrant and Amplifyir Inc.	8-K	2	09/06/2023
10.9	Exercise of Option to Acquire Cygnet Online, LLC, dated September 1, 2023, between Registrant and Eric Hanig	10-K	10.23	10/03/2023
10.10	Grove Inc. 2019 Amended and Restated Stock Incentive Plan, effective May 24, 2022	S-8	4.7	08/09/2023
10.11	Form of Securities Purchase Agreement, dated as of April 20, 2025, between Upexi, Inc. and each Purchaser (as defined therein)	8-K	10.1	04/24/25
10.12	Placement Agency Agreement, dated April 20, 2025, between Upexi, Inc. and A.G.P/Alliance Global Partners	8-K	10.2	04/24/25
10.13	Form of Registration Rights Agreement, dated as of April 20, 2025, between Upexi, Inc. and each Purchaser (as defined therein)	8-K	10.3	04/24/25
10.14	Asset Management Agreement, dated April 23, 2025, between Upexi, Inc. and GSR Strategies LLC	8-K	10.4	04/24/25
10.15	Audit Committee Charter	10-K	10.25	10/03/2023
10.16	Compensation Committee Charter	10-K	10.26	10/03/2023
10.17	Nominating Committee Charter	10-K	10.27	10/03/2023
14.1	Code of Business Conduct and Ethics	10-K	14.1	10/03/2023
14.2	Whistleblower Policy	10-K	14.2	10/03/2023
19	Trading Policy	10-K/A	19	04-22/2025
21.1	List of Subsidiaries of Registrant	10-K	21.1	10/03/2023
23.1	Consent of GBQ Partners LLC				X
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included in the signature page of this Registration Statement)				X
107	Filing Fee Table				X
97.1	Clawback Policy	10-K/A	97.1	04/22/25

*	Indicates a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

II-4

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tampa, Florida, on June 11, 2025.

Upexi, Inc.

By:	/s/ Allan Marshall
Name: Allan Marshall Title: President and Chief Executive Officer

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Allan Marshall, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Allan Marshall	President, Chief Executive Officer and Director	June 11, 2025
Allan Marshall	(Principal Executive Officer)

/s/ Andrew J. Norstrud	Chief Financial Officer	June 11, 2025
Andrew J. Norstrud	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gene Salkind	Director	June 11, 2025
Gene Salkind

/s/ Thomas C. Williams	Director	June 11, 2025
Thomas C. Williams

/s/ Laurence H. Dugan	Director	June 11, 2025
Laurence H. Dugan

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